Exhibit 99.2

Important Notice: Tune in to CNBC on Friday, April 15, at 10:40 a.m. (Eastern Time). Leo Wells will be appearing on “Morning Call” with anchor Liz Claman, and will be discussing the REIT sector as well as the disposition.

April 13, 2005

RE: Managing the Wells REIT Portfolio to Create Shareholder Value

Dear Financial Representative:

We are pleased to announce that Wells Real Estate Investment Trust, Inc. (Wells REIT) completed the sale of 27 properties to Lexington Corporate Properties Trust on April 13, 2005. This e-mail provides you with some important information to make it easier to discuss this disposition with your clients. Please note that we will not be corresponding with your clients about this disposition until the Wells REIT Board of Directors meets to determine specific next steps. If you would like additional information about the disposition, please go to www.sec.gov for a copy of the Form 8-K, which was filed on April 13.

I’d like to start by outlining some of the objectives of the 27-property sale – to continue providing consistent income, to serve as professional stewards of our investors’ money, and to take advantage of capital appreciation.

•	Consistent income: The Wells REIT has maintained a consistent dividend yield of at least 7% since the first quarter of 1999. The dividend yield, as a percentage of your clients’ remaining Wells REIT investment, is anticipated to remain at 7% for the foreseeable future.

•	Professional stewards:

Increase in Wells REIT credit rating – We take our job as professional stewards of our investors’ money very seriously. As evidence of this commitment to stewardship, the entire Wells REIT portfolio enjoyed an overall tenant average credit rating of “A” prior to the disposition. The overall tenant credit rating of the properties sold was BBB-, thereby elevating the average tenant credit rating of the remaining Wells REIT portfolio to an A+.

Reduction in fees – As a result of the sale, Wells REIT will realize a reduction in advisory fees of approximately $2.4 million per year on the remaining portfolio because the cost basis of the remaining assets under management has been reduced. Wells REIT will also defer the disposition fees to which Wells Management, as Advisor, is entitled to receive. Under our current advisory agreement, Wells Management may earn disposition fees of up to 3% of the gross sales price from this transaction. However, the Board determined that Wells Management may earn a subordinated disposition fee of 0.33% of the gross sales price (approximately $2.6 million) payable in the future only after the Wells REIT fully liquidates or is publicly listed. In addition, upon either of these events transpiring, Wells REIT must return investors’ original investment back plus an 8% noncompounded annual yield in order for Wells Management to collect this fee.

•	Capital appreciation: This sale locks in real estate gains that exist today on this portion of the portfolio. No one can predict the future, and it’s possible that property values may not be as high in the future. However, we felt that the time was right to capture what otherwise would only be a “paper” appreciation and actually give back some of our investors’ original investment. The Wells REIT purchased the properties involved in the disposition between 1999 and 2003. As quoted in our press release of February 28, 2004, Keith D. Allaire – managing director of Robert A. Stanger & Company, Inc., a Shrewsbury, New Jersey-based investment banking firm specializing in nontraded real estate investments – said, “The Wells REIT’s portfolio sale so early in the life cycle of the program is virtually unprecedented in the direct participation program industry. Wells is selling selected assets as a result of the strong current capital flow to real estate. Harvesting profit shortly after going through the immense effort of obtaining and planting the seeds requires a detachment from emotion and strong attachment to the best interests of investors.”

How will the special distribution affect a shareholder’s invested capital if the Board elects to distribute one?

The Wells REIT Board is leaning strongly toward a special distribution of sales proceeds from this transaction to our shareholders. If this does occur, based on our interpretation of securities law, until such time as an investor in a security sells or disposes of that security, net sale proceeds paid to the investor are considered a return of the original invested capital. Click here for an attachment with an example that will help you communicate verbally to your investors the impact of the disposition on their Wells REIT shares.

What’s next?

1.	Wells REIT Board to Meet

The Wells REIT board is scheduled to meet in the near future to determine specific next steps. Should a distribution take place, the board will need to review the actual number of shares outstanding, decide the possible special distribution record date, and determine the anticipated amount to be distributed to shareholders. This information will be communicated to you and your clients as soon as a final determination is made.

2.	Upcoming Financial Representative Communications and Wells Financial Professionals Web Site Enhancements

In the next few days, we will also be providing you with a “Financial Representative Response Kit,” which will provide you even more information to help you respond to questions you may receive from your clients once they have been notified of the closing of the sale. This “Response Kit” will contain helpful information on the potential tax implications of this disposition, and the impact of the possible distribution on future Wells REIT dividends.

Should the board decide to proceed with a special distribution, on the record date we will immediately post on the Wells Financial Professionals Web site the specific amount that will be distributed to each of your clients, and we will notify you via e-mail when this information has been uploaded. This Web site is the most secure and the fastest way for us to communicate this critical information to you. You will also be able to obtain letters of instruction (LOIs) directly from this site. An LOI tells us how the investor would like the proceeds applied. Please note: Wells cannot use the current quarterly distribution instructions on file for this special distribution; all investors must complete a new LOI.

If you have not already requested a personalized user name and password to access the Wells Financial Professionals Web site, you may do so now by going to <insert personalized link>. For assistance – or if you have already registered and do not remember your user name and password – you may contact Wells Client Services at 800-557-4830 from 8:15 a.m. to 6:30 p.m., ET (5:30 on Friday), or e-mail us at clientservices@wellsref.com.

3.	Upcoming Investor Communications

Should the board decide to proceed with the special distribution, we will send a letter to investors detailing the distribution amount each investor will receive and the appropriate special distribution LOI for their specific type of account. We will also copy you on this communication. For a list of important upcoming dates/events, please click here.

In summary, we believe that the sale is the right thing to do because the selected properties have increased in value or fulfilled their purpose in supporting the REIT’s long-term goals. We will be following up soon with additional communications. In the meantime, if you have any questions, please contact your Wells Sales Associate at 800-448-1010.

Enthusiastically,

Steve Franklin, Ph.D.

Chief of Sales & New Business Development

Wells Real Estate Funds

This correspondence may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this correspondence should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this correspondence. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.

What will be the impact on your clients’ Wells REIT shares?

Exhibit 1 (for illustrative purposes only)

As a result of the sale of 27 properties in Wells Real Estate Investment Trust, Inc. (Wells REIT), the Wells REIT Board of Directors is considering a special distribution of sale proceeds to investors within the next two months. The following graphic illustrates the potential impact of a special distribution of the entire sale proceeds on your clients’ remaining Wells REIT shares.

As you can see in the illustration below, your clients originally invested $10 per share in the Wells REIT. In this example, allocating the per-share cost basis over the entire portfolio, the sale of the 27 properties in the portfolio represents $1.40 of your clients’ original $10-per-share investment. At the same time, this sale is anticipated to produce an estimated gain of $.20 over and above the $1.40.

Therefore, in this example, your clients would receive a special distribution of $1.60 for each Wells REIT share they own, which would be considered a return of invested capital. This means that, after the distribution takes place, your clients’ remaining invested capital in their Wells REIT shares on a per-share basis would then be approximately $8.40.

*	Actual calculations may be higher or lower based on the final net sale proceeds available and determination by the board of a special distribution per share.
**	Please note: The gain amount will be taxable to the investor as a capital gain.

This Exhibit 1 may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of April 13, 2005. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.

The financial data reflected on this Exhibit 1 represents estimated past performance based solely on the current property sale transaction. Past performance is no guarantee of future results. Real estate assets are subject to fluctuations in value, and the value of the properties in the remaining portfolio of the Wells REIT may increase or decrease in the future. Accordingly, future performance may be higher or lower than the historical performance data used in this exhibit.

FOR B/D AND RIA USE ONLY